10f-3 REPORT

Greenwich Street Series
Salomon Brothers Variable Emerging Growth Fund

July 1, 2003 to December 31, 2003

Issuer: Cancervax Corp
Trade Date: 10/29/2003
Selling Dealer: Lehman Brothers
Amount:  2,600.00
Price:  12.00
% Received by Fund: 0.04%
% of Issue (1): 24.87% A


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
A - Includes purchases by other affiliated mutual funds and discretionary
    accounts in the amount of   1,489,400.00


10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
Lehman Brothers

Co-Managers (s):
Citigroup
Thomas Weisel Partners LLC
US Bancorp Piper Jaffray

Selling Group:
Fidelity Capital Markets
Legg Mason Wood Walker
Roth Capital Partners Inc
SG Cowen Securities Corp
ThinkEquity Partners Craig-Hallum